Exhibit 99.1

X-Rite Reports Continued Double-digit Growth with Significantly Improved Earnings

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--August 4, 2011--X-Rite, Incorporated (NASDAQ:XRIT) today announced its financial results for the second quarter ended July 2, 2011.

Highlights for the quarter:

  Net sales of $64.6 million, up 13.1 percent from the second quarter 2010
  Operating income of $10.8 million, up $2.6 million from the second quarter 2010
  Net income of $8.5 million, up $6.6 million from the second quarter 2010
  Fully diluted earnings of $0.10 per share, up $0.08 per share from the second quarter 2010
  Adjusted EBITDA of $17.3 million, up $2.4 million from the second quarter 2010. Adjusted EBITDA was 26.8 percent of net sales for the second quarter 2011 compared to 26.1 percent of net sales for the second quarter 2010
  Debt paydowns of $13.2 million

The Company reported a net sales increase of $7.5 million, or 13.1 percent, for the second quarter 2011 as compared to the second quarter 2010. All major lines of business reported growth in the quarter. The Industrial, Support Services, and Standards product lines led the quarter with 19.4, 17.5 and 16.5 percent growth over the prior year quarter results, respectively. The strong growth by the Industrial product line was supported by the increasing success of the Company’s multi-angle product portfolio. The Standards product line growth was driven by the recently released Pantone FASHION + HOME system extension. On a regional basis, after adjusting for foreign exchange, the strongest operational growth in the quarter was in Asia Pacific, followed by growth in Europe and a nominal increase in the Americas. Excluding the impact of positive changes in foreign exchange rates due to a weakening U.S. Dollar, net sales increased by $3.9 million or 6.8 percent on a quarter over quarter basis.

Thomas J. Vacchiano Jr., the Company’s Chief Executive Officer, stated, “The Company continues to report healthy year over year growth. It is particularly satisfying to see investments for growth in new products and an expanding Asia Pacific presence yield such positive results.”

Second quarter 2011 operating income of $10.8 million reflected an increase of $2.6 million, or 30.9 percent, compared to the second quarter 2010 operating income of $8.2 million. The positive foreign exchange impact in net sales is largely offset by an adverse exchange impact on our foreign manufacturing and operating costs. Operating income as a percent of net sales improved to 16.7 percent for the second quarter 2011, compared to 14.4 percent for the second quarter 2010. The improved operating income and operating margin is a reflection in part of the Company’s ability to maintain its gross margin performance while managing its cost structure.

Net income for the second quarter 2011 increased by $6.6 million to $8.5 million from $1.9 million for the second quarter 2010. The improved operating results were additionally benefited by a $5.4 million reduction in interest expense primarily as a result of the Company’s debt refinancing completed at the end of the first quarter 2011. Second quarter 2011 fully diluted earnings of $0.10 per share increased by $0.08 per share compared to earnings of $0.02 per share for the second quarter 2010.

For the six months ended July 2, 2011, the Company generated $13.2 million of cash flows before financing and for the second quarter 2011 the Company made $13.2 million in debt payments. Rajesh K. Shah, X-Rite’s Chief Financial Officer, commented, “Our healthy operating results are now coupled with substantially lower interest expense and that provides us very strong cash generation from operating activities. This strong cash flow enables us to continue to invest for strategic growth and also rapidly achieve our debt reduction goals."

Vacchiano closed by saying, “X-Rite’s overall financial performance in the second quarter demonstrated many positives. As we start the third quarter, we are seeing a slowdown in the global economic recovery with significant continuing uncertainty, particularly in the short term. In spite of this adverse environment, for the third quarter 2011 we are forecasting sales growth in the single digits on a year over year basis.”

Conference Call

X-Rite invites all interested parties to listen to the live webcast discussing the second quarter results on Thursday, August 4, 2011 at 11:00 a.m. EDT. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s Chief Executive Officer, and Rajesh K. Shah, the Company’s Chief Financial Officer. The conference call will be webcast and investors will be able to access the conference call and slide presentation on the Investor Relations page of X-Rite’s website at www.ir.xrite.com or by phone at 877-407-8035 for domestic callers and 201-689-8035 for international callers. No ID is required. An archived version of this webcast will be available on X-Rite’s website shortly after the live broadcast.

About X-Rite

X-Rite is a global leader in color science and technology. The Company, which includes design industry color leader Pantone LLC, develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

Forward-looking Statements

This release contains forward-looking statements based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “model,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks associated with our international operations; our substantial debt level; the possibility that the market for the sale of certain products and services may not develop as expected; our ability to protect our intellectual property rights; the existence or enactment of adverse U.S. and foreign government regulation; the risk that the development of products and services may not proceed as planned; adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the difficulty of efficiently managing our cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of our manufacturing processes; the impact of competitive products or technologies and competitive pricing pressures; potential business disruptions; the economic downturn in the global economy; and other risks that are described from time to time under the heading “Risk Factors” in our annual and quarterly reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Readers of this information are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this release. We undertake no obligation to update, amend or clarify forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise.

X-Rite, Incorporated
Consolidated Income Statement
(unaudited)
(in millions)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Net Sales	$64.6	$57.1	$122.1	$108.3

Cost of sales	26.6	22.8	49.6	43.0

Gross profit	38.0	34.3	72.5	65.3
Gross margin	58.9%	60.1%	59.4%	60.3%

Operating expenses:
Selling and marketing	15.2	14.2	30.0	27.3
Research, development and engineering	6.6	5.9	12.3	11.5
General and administrative	5.4	5.8	10.4	11.5
Restructuring and other related charges	-	0.2	-	1.9
	27.2	26.1	52.7	52.2
Operating income	10.8	8.2	19.8	13.1

Interest expense	(2.4)	(7.8)	(8.0)	(15.4)
Loss on redemption of preferred shares
and debt refinancing costs	-	-	(13.8)	-
Other income (loss)	(0.3)	2.0	(0.9)	2.5

Income (loss) before income taxes	8.1	2.4	(2.9)	0.2

Income tax (benefit) expense	(0.4)	0.5	(0.4)	0.4

Net income (loss)	$8.5	$1.9	$(2.5)	$(0.2)

Earnings (Loss) Per Share
Basic and diluted	$0.10	$0.02	$(0.03)	$(0.00)

X-Rite, Incorporated
Net Sales by Product Line
(unaudited)
(in millions)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Imaging and Media	$25.1	$22.3	$46.0	$41.9
Industrial	14.5	12.1	27.0	23.0
Standards	12.3	10.6	24.0	20.6
Support Services	7.7	6.5	14.8	13.0
Retail	4.0	4.5	8.0	7.3
Other	1.0	1.1	2.3	2.5
Total	$64.6	$57.1	$122.1	$108.3

X-Rite, Incorporated
Consolidated Condensed Balance Sheet
(unaudited)
(in millions)

	July 2,	January 1,
	2011	2011

Cash	$9.0	$11.7
Accounts Receivable	36.2	31.8
Inventory	28.3	27.7
Other Current Assets	7.5	5.7
Total Current Assets	81.0	76.9
Goodwill and Other Intangible Assets	297.0	302.8
Other Non-Current Assets	63.8	59.4
Total Assets	441.8	439.1

Current Maturities on Long-Term Debt	8.5	1.4
Accounts Payable and Other Accrued Liabilities	32.9	33.5
Total Current Liabilities	41.4	34.9
Long-Term Debt	163.3	135.2
Mandatorily Redeemable Preferred Stock(1)	-	36.4
Other Liabilities	13.0	11.1
Total Liabilities	217.7	217.6

Shareholders' Investment	224.1	221.5

Total Liabilities and Shareholders' Investment	$441.8	$439.1

(1) Net of $10.6 million Discount on Mandatorily Redeemable Preferred Stock as of January 1, 2011

X-Rite, Incorporated
Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Six Months Ended
	July 2,	July 3,
	2011	2010

Net loss	$(2.5)	$(0.2)
Non-cash adjustments to net loss:
Depreciation	3.2	3.1
Amortization	8.2	8.0
Non-cash interest expense	2.5	7.5
Loss on redemption of preferred shares
and debt refinancing costs	13.8	-
Other	1.6	4.5
Sub-total non-cash adjustments	29.3	23.1
Changes in operating assets and liabilities	(7.6)	3.6
Net Cash provided by operating activities	19.2	26.5

Net Cash used for investing activities	(6.0)	(4.1)

Cash flows before financing activities	13.2	22.4

Proceeds from long-term debt	185.2	-
Payments of long-term debt	(150.5)	(17.0)
Redemption of preferred shares	(47.0)	-
Refinancing related charges	(5.6)	-
Other	0.1	0.2
Net Cash used for financing activities	(17.8)	(16.8)

Effect of exchange rate changes on cash	1.9	(4.6)

Net increase (decrease) in cash	(2.7)	1.0
Cash, beginning of period	11.7	29.1
Cash, end of period	$9.0	$30.1

EBITDA and Non-GAAP Financial Measures

As required by the Securities and Exchange Commission regulation G, the following tables contain information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

X-Rite, Incorporated
Reconciliation of Reported Financial Results to Adjusted EBITDA as defined by Credit Agreements*
(unaudited)
(in millions)

	Three Months Ended			Six Months Ended
	July 2,	July 3,		July 2,	July 3,
	2011	2010	**	2011	2010	**

Net income (loss)	$8.5	$1.9		$(2.5)	$(0.2)

EBITDA Adjustments:
Depreciation	1.6	1.5		3.2	3.1
Amortization	4.1	4.1		8.2	8.0
Restructuring and other related costs	-	0.2		-	1.9
Share-based compensation	0.8	0.9		1.1	1.7
Net interest expense and debt refinancing and related charges	2.4	7.8		21.8	15.4
Currency loss (gain)	0.3	(1.9)		1.0	(2.8)
Income tax (benefit) expense	(0.4)	0.5		(0.4)	0.4
(Gain) loss on sale of assets	-	(0.1)		(0.1)	0.4
	8.8	13.0		34.8	28.1

Adjusted EBITDA based on credit agreement	17.3	14.9		32.3	27.9

Net Sales	64.6	57.1		122.1	108.3

Adjusted EBITDA Margin(1)	26.8%	26.1%		26.4%	25.8%

(1) Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA into Net Sales. These calculations were performed on the actual results and not rounded figures.

** Adjusted EBITDA for the three and six months ended July 3, 2010 as shown is based on the 2008 credit agreement calculation. Modifications to this agreement in the Company's 2011 credit agreement allow for an adjustment for excess bonus payments over target not to exceed $2.6 million. This adjustment to the credit agreement resulted in no change to the Company's Adjusted EBITDA for the three and six months ended July 3, 2010.

X-Rite, Incorporated
Reconciliation of reported losses and diluted per share to adjusted earnings and adjusted diluted earnings per share*

	As Reported		As Adjusted
	Six Months Ended	Debt Refinancing and	Six Months Ended
	July 2, 2011	Related Charges(b)	July 2, 2011

Net Income (Loss)	$(2.5)	$13.8	$11.3

Diluted Net Earnings
(Loss) Per Share	$(0.03)	$0.16	$0.13

(b) These adjustments present the Company's results of operations excluding refinancing and related charges. The adjusted financial results are used by management, and allow investors, to evaluate the operating performance of the Company on a comparable basis.

* To supplement the consolidated financial statements presented in accordance with Generally Accepted Accounting Principles ('GAAP'), the Company presents the non-GAAP financial measures, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted Earnings Per Share, as measures of our core operating performance. Adjusted EBITDA is defined as net income (loss) before depreciation, amortization, restructuring and other related costs, share-based compensation expense, net interest expense, currency loss (gain), income tax benefit, (gain) loss on sale of assets and other special items, which adjustments represent significant items that are not part of our core operations. The Company uses Adjusted EBITDA and Adjusted EBITDA Margin as a measure of liquidity and its ability to meet its debt service and because its senior credit facility uses Adjusted EBITDA to measure the Company’s compliance with certain covenants. In addition, the Company presents Adjusted Diluted Earnings Per Share to exclude the effects of the debt refinancing and related charges. These adjustments present the Company's results of operations excluding the debt refinancing and related charges. The Company believes these non-GAAP measures provide useful information to both management and investors to increase comparability to the prior period by adjusting for certain items that may not be indicative of core operating measures. Other companies may calculate these non-GAAP measures (or similarly titled measures) differently. Management does not, nor should investors, consider such non-GAAP financial measures in isolation from, or as a substitution for, financial information prepared in accordance with GAAP. A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, are found in the financial tables above.

CONTACT:
X-Rite, Incorporated
Rajesh K. Shah, CFO
616-803-2143
rshah@xrite.com